Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 30, 2018 (the “Second Supplemental Indenture”), is by and among The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States as successor trustee to J.P. Morgan Trust Corporation, National Association (herein, together with its successors in interest, the “Trustee”), ZB, National Association, a national banking association organized under the laws of the United States (the “Successor Company”) and Zions Bancorporation, a Utah Corporation (the “Company”), under the Indenture referred to below.
RECITALS
WHEREAS, the Trustee and the Company are parties to that certain Indenture, dated as of September 10, 2002 (the “Base Indenture”), and the First Supplemental Indenture, dated as of April 21, 2014 (together with the Base Indenture, the “Indenture”), pursuant to which the Company issued its 4.50% Senior Notes due June 13, 2023 (the “2023 Notes”);
WHEREAS, as permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of April 5, 2018, as amended and restated July 10, 2018 (as amended, the “Merger Agreement”), the Company will merge with and into the Successor Company (the “Merger”) with the Successor Company as the surviving corporation;
WHEREAS, Section 1008 of the Indenture provides, among other things, that, subject to certain exceptions, the Company, with respect to the Securities of any series, may omit in any particular instance to comply with any term, provision or condition set forth in any covenant provided in Sections 1009 or 1010 if before the time for such compliance the Holders of at least 66 2/3% in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, waive such compliance in such instance;
WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consent of holders of at least 66 2/3% in principal amount of the 2023 Notes to waive compliance by the Company with the covenants set forth in Sections 1009 and 1010 of the Indenture in connection with the completion of the Merger;
WHEREAS, the Board of Directors of the Company has authorized and approved the execution and delivery of this Second Supplemental Indenture;
WHEREAS, the parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles Eight and Nine of the Indenture.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee, the Company and the Successor Company hereby agree as follows:
SECTION 1.    Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture except as otherwise provided herein or unless the context otherwise requires.
SECTION 2.        Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 801 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed.

(b)
Pursuant to, and in compliance and accordance with, Section 802 of the Indenture, upon consummation of the Merger, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had been named as the Company therein, and hereafter, the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

SECTION 3.        Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary corporate power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) it will be, upon the effectiveness of this Second Supplemental Indenture, the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a national banking association organized and existing under the laws of the United States and (d) immediately after giving effect to the Merger and treating any indebtedness which becomes an obligation of the Successor Company or any subsidiary as a result of the Merger as having been incurred by the Successor Company or such subsidiary at the time of the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing. The Company represents and warrants that immediately before giving effect to the Merger and this Second Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default before giving effect to the Merger and this Second Supplemental Indenture, has happened and is continuing.
SECTION 4.        Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed and delivered a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)
the Trustee shall have received an Officers’ Certificate stating that (i) the Merger and this Second Supplemental Indenture comply with Article Eight of the Indenture and (ii) all conditions precedent therein provided for relating to the Merger have been complied with;

(c)
the Trustee shall have received an Opinion of Counsel stating that (i) the Merger and this Second Supplemental Indenture comply with Article Eight of the Indenture, (ii) all conditions precedent therein provided for relating to the Merger have been complied with and (iii) the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture;

(d)
the Successor Company and the Company shall have duly executed and filed with the Utah Department of Commerce Division of Corporations and Commercial Code the Articles of Merger in connection with the Merger.

SECTION 5.        Effectiveness. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Successor Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities or of series thereof hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
SECTION 6.        Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
SECTION 7.        The Trustee. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company or the Successor Company, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
SECTION 8.        Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 9.        Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 10.    Successor and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
SECTION 11.    Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 12.    Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered by facsimile or PDF transmission shall constitute effective execution of this Second Supplemental Indenture and shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

Zions Bancorporation

By	/s/ Harris H. Simmons
	Name:	Harris H. Simmons
	Title:	Chairman and Chief Executive Officer

ZB, National Association

By	/s/ Scott J. McLean
	Name:	Scott J. McLean
	Title:	President and Chief Operating Officer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President